Exhibit 99.1

JOY GLOBAL INC.

News Release
Contact:
Michael S Olsen
Chief Financial Officer
414-319-8517

JOY GLOBAL ELECTS NEW DIRECTOR

Milwaukee, WI – December 6, 2011 – Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, announced today that John T. Gremp, Chairman, Chief Executive Officer and President of FMC Technologies, Inc. (NYSE:FTI), has been elected to its board of directors.

“John will be a very valuable addition to our board,” said Mike Sutherlin, Joy Global’s Chief Executive Officer.  “His extensive experience in the global energy industry, in the manufacture and service support of mission critical capital equipment, and in global operations will complement and expand the capability of our board. This will be especially important as we continue to look to the international markets for our main growth opportunities.”

Prior to assuming his current role at FMC Technologies, Mr. Gremp was President and Chief Operating Officer from 2010 to 2011 and Executive Vice President of FMC Technologies’ Energy Systems business from 2007 to 2010.  His leadership expertise stems from a wide range of management positions held over his more than 30 years with the company, including Vice President of the Energy Production Systems business from 2004 through 2006, General Manager of the Fluid Power Division beginning in 1995 and as General Manager of the Asia and Middle East Division during the early 1990s.  He has also held various plant, operational and regional management positions since joining the business in 1975 as a financial analyst.

Mr. Gremp earned his Bachelor’s Degree in Business from Lewis and Clark College and an MBA from the University of California, Berkeley.  He serves on the Board of Directors of the Petroleum Equipment Suppliers Association and the Offshore Energy Center.  Mr. Gremp is also a member of the Defense Advisory Board for Employer Support of the Guard and Reserve.

About the Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 F PO Box 554  Milwaukee WI 53201-0554 F 414/319/8501

Joy Global, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "anticipate," "believe," "estimate," "expect," "indicate," "may be," "objective," "plan," "predict," "will," "will be," and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release and involve certain risks and uncertainties that could cause actual results to differ materially from future results that may be expressed or implied by such forward-looking statements. We undertake no obligation to update forward-looking statements contained in this press release to reflect new information.

JOY-G

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